                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               CORVEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                                                   [CorVel Logo]



July 1, 1999



Dear CorVel Stockholder:

We are pleased to invite you to our 1999 Annual Meeting which will be held at the offices of the Company, 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 5, 1999, at 1:00 p.m. Pacific Daylight Time. The Annual Meeting will begin with a report on the Company's progress, followed by a discussion and stockholder questions. Voting on election of directors and other matters is also scheduled. The items to be voted on are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

Several significant milestones reached in fiscal 1999 deserve special mention:

o CorVel reported record revenues of $165.5 million for the fiscal year ended March 31, 1999, representing an increase of approximately 17% over the $142 million in revenues in fiscal 1998.

o CorVel continued to add branch offices and to expand the number of state-licensed "Managed Care Organizations" during the year.

o CorVel released new versions of both its Advocacy(R) patient management software and its MedCheck(R) 2000 line of medical bill review software.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card to ensure that your shares will be represented. A postage pre-paid envelope has been provided for your convenience.

We look forward to seeing you at our meeting.


                                                 Sincerely,


                                                 /s/ V. GORDON CLEMONS
                                                 -------------------------------
                                                 V. Gordon Clemons,
                                                 Chairman of the Board, Chief
                                                 Executive Officer and President

                               CorVel Corporation

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 5, 1999

                                   ----------

To the Stockholders of CorVel Corporation:

Notice is hereby given that the 1999 Annual Meeting of Stockholders of CorVel Corporation, will be held at the Company's offices, at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 5, 1999, at 1:00 p.m. Pacific Time for the following purposes:

     1. To elect five (5) directors to serve until the 2000 Annual Meeting;

     2. To approve the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal 2000; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on June 15, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at such time will be so entitled to vote.

You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the enclosed, self-addressed, postage pre-paid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders return their signed proxies promptly, whether they own a few shares or many shares.

A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK MUST BE REPRESENTED AT THE ANNUAL MEETING IN ORDER TO CONSTITUTE A QUORUM. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED AND TO AVOID THE ADDITIONAL COST TO THE COMPANY OF ADJOURNING THE ANNUAL MEETING AND RESOLICITING PROXIES.

                             YOUR VOTE IS IMPORTANT.


By Order of the Board of Directors,
RICHARD J. SCHWEPPE
Secretary
Irvine, California
July 1, 1999

                               CORVEL CORPORATION

                                   ----------

                                 PROXY STATEMENT

                                   ----------

This Proxy Statement and the enclosed proxy card are furnished in connection with the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of CorVel Corporation (the "Company") which will be held at the Company's offices located at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 5, 1999, at 1:00 p.m. Pacific Time. Stockholders of record at the close of business on June 15, 1999, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

On June 15, 1999, there were 8,118,395 shares of Common Stock, $.0001 par value per share (the "Common Stock") outstanding. Each share of Common Stock is entitled to one vote on all matters brought before the Annual Meeting.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. The Company's inspector of elections for the Annual Meeting will count as present abstentions and so-called "broker non-votes" (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others) for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. Abstentions are also counted in tabulating the total number of votes cast on matters voted on by the stockholders at the Annual Meeting. Broker non-votes are not counted for purposes of determining either the number of votes cast on any matter voted on by the stockholders or whether such matter has been approved.

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2000.

The enclosed proxy is being solicited by the Company's Board of Directors (the "Board") and is revocable at any time prior to its exercise. A proxy may be revoked by delivery of a written revocation to the Secretary of the Company, by presentation of a subsequent proxy, properly signed, or by attendance at the Annual Meeting and voting in person.

This Proxy Statement, the enclosed proxy card and the Company's Annual Report for the fiscal year ended March 31, 1999, are scheduled to be mailed commencing on or about July 1, 1999 to stockholders of record on June 15, 1999.

The principal executive offices of the Company are located at 2010 Main Street, Suite 1020, Irvine, California 92614. The Company's telephone number is (949) 851-1473.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

A board of five directors is to be elected at the Annual Meeting. The Company's Certificate of Incorporation provides that each director will serve for a term ending on the date of the Company's next annual meeting. The foregoing notwithstanding, directors will serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed.

The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, only for the election of each of the nominees for election named below to hold office until the date of the Company's 2000 Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until he resigns, becomes disqualified or disabled, or is otherwise removed. Each such nominee is currently serving as a director and has indicated his willingness to continue to serve as a director if elected. In the unanticipated event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person nominated by the Board.

DIRECTORS AND NOMINEES

The names and certain information about the nominees for director are set forth below:


         NAME                                   AGE                       POSITION
         ----                                   ---                       --------
V. Gordon Clemons                               55              Chairman of the Board, Chief
Executive Officer and President

Peter E. Flynn (1)                              39                        Director

Steven J. Hamerslag (1) (2)                     43                        Director

R. Judd Jessup (1) (2)                          51                        Director

Jeffrey J. Michael (2)                          42                        Director

------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

Mr. Clemons joined the Company as President and Chief Executive Officer in January 1988 and became Chairman of the Board in April 1991. Mr. Clemons was President of Caremark, Inc., the then largest home intravenous therapy company in the United States, from May 1985 to September 1987, at which time the company was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a subsidiary of CIGNA Corporation. Mr. Clemons has 23 years of experience in the health care and insurance industries. Mr. Clemons has served on the board of Omnicell Technologies, Inc., a provider of hospital supply and pharmaceutical systems, since December 1995.

Mr. Flynn has served as a director of the Company since May 1991. Mr. Flynn has been the Executive Vice President and Secretary of ENStar, Inc., ("ENStar"), formerly a wholly-owned subsidiary of North Star Universal, Inc. ("North Star") since February 1997. Mr. Flynn has also served at President of Americable, Inc., a wholly-owned subsidiary of ENStar since June 1997. In connection with certain transactions (collectively the "Reorganization") consummated pursuant to a reorganization agreement, North Star transferred to ENStar certain of its assets including its shares of the Company. Pursuant to the Reorganization, ENStar ceased to be a subsidiary of North Star and became a publicly traded company. From December 1990 to February 1997, Mr. Flynn was Executive Vice President, Chief Financial Officer and Secretary of North Star. From April 1989 to December 1990, Mr. Flynn was the Treasurer of North Star. Mr. Flynn also serves as a director of Vicom.

Mr. Hamerslag has served as a director of the Company since May 1991. Mr. Hamerslag has been the Vice-Chairman of MTI Technology Corporation, a manufacturer of computer peripherals and network management software, since April 1996. From 1987 to April 1996, Mr. Hamerslag was the President and Chief Executive Officer of MTI.

Mr. Jessup has served as a director of the Company since August 1997. Mr. Jessup was President of the HMO Division of FHP International Corporation ("FHP") a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly traded HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 26 years of experience in the health care and managed care industries. Mr. Jessup served as President of the California Association of HMO's for two years and as a director for four years. Mr. Jessup has been a director of ADESSO Specialty Services, Inc., a specialist network management company, and Mellenium Health, Inc., a disease management company since May 1998. Mr. Jessup has also been a director of Pacific Dental Benefits, a dental HMO, since November 1997, a director of US Laboratories, a pathology delivery company since May 1998, and a director of NovaMed Eyecare Services since August 1998.

Mr. Michael has served as a director of the Company since September 1990. Mr. Michael has been the President, Chief Executive Officer and a director of ENStar since March 1996. Mr. Michael was an initial director and officer (serving as President and Secretary) of ENStar at the time it was organized by North Star in December 1995. Prior to the Reorganization, Mr. Michael served as President and Chief Executive Officer of North Star from December 1990 until February 1997 and a director of North Star since May 1987. From April 1989 to December 1990 Mr. Michael was the Vice President-Finance of North Star. Mr. Michael has been a director of Michael Foods, Inc., a food processing and distribution company formerly affiliated with North Star, since April 1990, and a director of Michael-Curry Companies, Inc. from January 1993 until December 1998. Mr. Michael has also been a director of Centuple Communications, Inc., a communications company, since August 1997.

BOARD MEETINGS AND COMMITTEES

During fiscal 1999, the Board held four meetings and took three actions by unanimous written consent in lieu of meetings. Each of the present directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board and the committees of the Board of which they are members and participated in 100% of the actions by written consent of the Board.

The Committees of the Board include the Audit Committee and the Compensation Committee. The Board does not have a nominating committee.

The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants and reviewing the Company's accounting practices and system of internal accounting controls. The Audit Committee currently consists of Messrs. Flynn, Hamerslag, and Jessup. The Audit Committee met once during fiscal 1999.

The Compensation Committee is responsible for recommending and reviewing the compensation, including perquisites, of the Company's employees and for administering the Company's employee stock option and stock purchase plans. The Compensation Committee consists of Messrs. Hamerslag, Jessup, and Michael. The Compensation Committee met four times and took nine actions by unanimous written consent in lieu of meetings during fiscal 1999.

COMPENSATION OF DIRECTORS

The Company pays each non-employee director an amount equal to $1,250 plus travel expenses for each Board meeting attended. The directors do not receive fees for telephonic meetings. Each individual who first becomes a non-employee member of the Board at any time on or after August 5, 1993 and who has not previously been in the employ of the Company, will receive an automatic option grant for 10,000 shares of Common Stock under the Company's Restated 1988 Executive Stock Option Plan, as amended (the "Option Plan"). In addition, each non-employee director who continues to serve as a non-employee Board member after one or more annual stockholder meetings commencing with the 1993 Annual Meeting, will be granted at that meeting, whether or not such individual has been in the prior employ of the Company, an option to purchase 3,000 shares of Common Stock, provided such individual has been a non-employee member of the Board for at least six months. Accordingly, as a non-employee director who was re-elected at the 1998 Annual Meeting each of Messrs. Flynn, Hamerslag, Jessup and Michael received an option to purchase 3,000 shares of Common Stock on August 6, 1998, (the date of the 1998 Annual Meeting), with an exercise price of $ 18.188. In addition, each of Messrs. Flynn, Hamerslag, Jessup, and Michael, will be granted an automatic option to purchase an additional 3,000 shares of Common Stock on the date of the 1999 Annual Meeting at an exercise price equal to the fair market value of the stock on such date, provided such individual is re-elected as a director at the time of the Annual Meeting.

STOCKHOLDER APPROVAL

Directors are elected by a plurality of the voters present or represented at the Annual Meeting. The five nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE OR HIS SUBSTITUTE AS DESCRIBED ABOVE.

                                   PROPOSAL 2

                     RATIFICATION OF APPOINTMENT OF AUDITORS

The accounting firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended March 31, 1999. The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 2000 and has further directed that the selection of the auditors be submitted for ratification by the stockholders at the Annual Meeting. Neither Ernst & Young LLP nor any of its members has any relationship with the Company or any of its affiliates except in the firm's capacity as the Company's auditors. The affirmative vote of a majority of the shares of the Company's voting stock represented and voted at the Annual Meeting is required for approval of the appointment of Ernst & Young LLP as the Company's independent auditors.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote thereat, the Audit Committee and the Board will reconsider whether to retain that firm as the Company's independent auditors. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company as of May 31, 1999 with respect to beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director and/or nominee for director, (iii) the Chief Executive Officer and each other Named Executive Officer of CorVel (as such term is defined below under the caption "Summary of Cash and Certain Other Compensation"), and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedule 13Gs filed with the Securities and Exchange Commission. Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

NAME AND ADDRESS OF                          AMOUNT OF COMMON                PERCENTAGE OF COMMON
BENEFICIAL OWNER                         STOCK BENEFICIALLY OWNED(1)      STOCK BENEFICIALLY OWNED(2)
-------------------                      ---------------------------      ---------------------------
ENSTAR, INC.                                     2,081,592 (3)                       25.54%
   Jeffrey J. Michael
   6479 City West Parkway
   Eden Prairie, MN  55344

V. GORDON CLEMONS                                  759,108 (4)                        9.34%
   2010 Main Street, Suite 1020
   Irvine, CA  92614

 WELLINGTON MANAGEMENT COMPANY, LLP                668,400 (5)                        8.22%
   75 State Street
   Boston, MA  02109

OPPENHEIMER CAPITAL                                534,379 (6)                        6.57%
    Oppenheimer Tower
    World Financial Center
    New York, NY 10281

KESTREL INVESTMENT MANAGEMENT CORP.                505,200 (7)                        6.21%
    Daniel J. Steinman
    Abbott J. Keller
    411 Borel Avenue, Suite 403
    San Mateo, CA  94402

FMR CORPORATION                                    440,000 (8)                        5.41%
    82 Devonshire Street
    Boston, MA  02109

NAME AND ADDRESS OF                          AMOUNT OF COMMON                PERCENTAGE OF COMMON
BENEFICIAL OWNER                         STOCK BENEFICIALLY OWNED(1)      STOCK BENEFICIALLY OWNED(2)
-------------------                      ---------------------------      ---------------------------
DANIEL H. DAVIS                                    169,292 (9)                        2.10%
   1210 Northbrook Drive, Suite 410
   Trevose, PA  19053

LOUIS E. SILVERMAN                                  51,460 (10)                         *
   2010 Main Street, Suite 1020
   Irvine, CA  92614

R. JUDD JESSUP                                      40,500 (11)                         *
     30962 Via Serenidad
     Cotode Caza, CA 92679

STEVEN J. HAMERSLAG                                                                     *
   17501 Via DeFortune                              25,500 (12)
   Rancho Santa Fe, CA  92067

PETER E. FLYNN                                                                          *
   6479 City West Parkway                           25,100 (13)
   Eden Prairie, MN  55344

All executive officers and directors             1,133,212 (14)                      13.7%
as a group (8 individuals)

------------------
*Less than 1%

(1) Amount of Common Stock has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend (the "Stock Split") on the Company's outstanding Common Stock held by shareholders of record on May 31, 1999.

(2) Applicable percentage ownership is based on 8,128,910 shares of Common Stock outstanding as of May 31, 1999, which excludes a total of 1,784,480 shares repurchased by the Company in accordance with the Stock Repurchase Program described below under the caption, "Certain Transactions" and held by the Company in the treasury. Any securities not outstanding but which are subject to options exercisable within 60 days of May 31, 1999, are deemed outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(3) Includes 2,050,000 shares owned by ENStar, Inc. ("ENStar"), 21,092 shares owned directly by Mr. Michael, a director of ENStar and the Company and 10,500 shares subject to options held by Mr. Michael that are exercisable within 60 days of May 31, 1999. Excludes 7,500 shares subject to options held by Mr. Michael that are exercisable after July 31, 1999. Mr. Michael is the President and Chief Executive Officer and a stockholder of ENStar. In addition, Mr. Michael is the managing general partner of the 3J2R Limited Partnership and both a general and limited partner of the 4J2R1C Limited Partnership, both of which are a stockholder of ENStar. Based on the foregoing, Mr. Michael may be deemed to share beneficial ownership of the shares of the Company's Common Stock held by ENStar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein. ENStar's common and voting preferred stock are traded on the over-the-counter market under the symbol ENSR. ENStar files periodic reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, relating to its business, financial condition and other matters. Also excludes 3,000 shares issuable upon the exercise of options to be granted to Mr. Michael at the Annual Meeting (provided he is re-elected) as non-employee directors of the Company under the Automatic Option Grant Program.

(4) Includes 757,058 shares owned by Mr. Clemons directly and 2,050 shares owned indirectly by Mr. Clemons as custodian for his child who shares the same primary residence.

(5) According to the Schedule 13G of Wellington Management Company, LLP ("WMC") dated January 24, 1999, WMC is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, and shares investment power, along with its clients, with respect to the shares.

(6) According to the Schedule 13G of Oppenheimer Capital ("Oppenheimer") dated February 9, 1999, Oppenheimer is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, and shares investment power, along with its clients, with respect to the shares.

(7) According to the Schedule 13G of Kestrel Investment Management Corporation ("Kestrel") dated February 10, 1999, David J. Steinman and Abbott J. Keller are the sole shareholders of Kestrel, which is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 with sole investment power with respect to the shares.

(8) According to the Schedule 13G of Fidelity Management & Research Company ("Fidelity") dated February 1, 1999, Fidelity is a wholly-owned subsidiary of FMR Corporation and is an investment company registered under Section 203 of the Investment Company Act of 1940. Edward C. Johnson, FMR Corporation, through its control of Fidelity, and the funds each have sole power to dispose the shares, while power to vote the shares resides in the Fund's Board of Trustees.

(9) Includes 133,228 shares owned directly by Mr. Davis and 36,064 shares subject to options that are exercisable within 60 days of May 31, 1999. Excludes 48,936 shares issuable upon exercise of options exercisable after July 31, 1999.

(10) Consists of 51,460 shares subject to options held by Mr. Silverman that are exercisable within 60 days of May 31, 1999. Excludes 53,540 shares issuable upon exercise of options exercisable after July 31, 1999.

(11) Includes 38,000 shares owned directly by Mr. Jessup and 2,500 shares subject to options that are exercisable within 60 days of May 31, 1999. Excludes 10,500 shares issuable upon exercise of options exercisable after July 31, 1998. Also excludes 3,000 shares issuable upon the exercise of options to be granted to Mr. Jessup at the Annual Meeting (provided he is re-elected) as a non-employee director of the Company under the Automatic Option Grant Program.

(12) Includes 15,000 shares owned directly by Mr. Hamerslag and 10,500 shares subject to options that are exercisable within 60 days of May 31, 1999. Excludes 7,500 shares issuable upon exercise of options exercisable after July 31, 1999. Also excludes 3,000 shares issuable upon the exercise of options to be granted to Mr. Hamerslag at the Annual Meeting (provided he is re-elected) as a non-employee director of the Company under the Automatic Option Grant Program.

(13) Includes 14,000 shares owned directly by Mr. Flynn, 600 shares owned indirectly by Mr. Flynn as custodian for his children, and 10,500 shares subject to options that are exercisable within 60 days of May 31, 1999. Excludes 7,500 shares issuable upon exercise of options exercisable after July 31, 1999. Also excludes 3,000 shares issuable upon the exercise of options to be granted to Mr. Flynn at the Annual Meeting (provided he is re-elected) as a non-employee director of the Company under the Automatic Option Grant Program.

(14) Includes 989,386 shares owned directly or indirectly and 141,176 shares subject to options exercisable within 60 days of May 31, 1999 held by those officers and directors referenced above in footnotes 4, 9, 10, 11, 12, and 13 and one additional officer not referenced above who is an executive officer but not a Named Executive Officer. Excludes 152,914 shares issuable upon exercise of options exercisable after July 31, 1999 held by all executive officers and directors as a group.

                        EXECUTIVE OFFICERS OF THE COMPANY


         NAME                        AGE                        POSITION
         ----                        ---                        --------
         V. Gordon Clemons           55     Chairman of the Board, Chief Executive Officer and President
         Daniel H. Davis             50     Vice President, Marketing & Business Development
         Richard J. Schweppe         44     Chief Financial Officer and Secretary
         Louis E. Silverman          40     Chief Operations Officer

Information regarding Mr. Clemons is included under the heading "Directors and Nominees."

Mr. Davis has been the Vice President, Marketing and Business Development since April 1988. From October 1987 to April 1988, Mr. Davis was the Senior Vice President, Sales and Employee Benefits Group for INTRACORP. From May 1983 to October 1987, he was the Senior Vice President, Marketing, for INTRACORP. Mr. Davis has 28 years of experience in the health care and insurance industries.

Mr. Schweppe has been the Chief Financial Officer since April 1991 and Secretary since June 1995. From March 1988 to April 1991, Mr. Schweppe was the Director of Finance for the Company. From May 1983 to February 1988 Mr. Schweppe was the Manager, Technical Accounting for Caremark, Inc.

Mr. Silverman became Chief Operations Officer in August 1998. From June 1995 to August 1998, Mr. Silverman was Vice President, Operations. Mr. Silverman was Vice President, Eastern and California Operations from April 1994 to May 1995. Mr. Silverman joined the Company in March 1993 as Vice President, Eastern Operations. Prior to joining the Company, Mr. Silverman served as Vice President of Corporate Development from 1986 to 1990 and Vice President of California Operations from 1990 to 1993 of Office Specialists, a national temporary employment company. Mr. Silverman has 15 years of experience in service sector general management, including direct operating, acquisitions, and strategic planning responsibilities.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 1999, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION*

The Compensation Committee administers the Company's executive compensation programs. After consideration of the Compensation Committee's recommendations, the full Board reviews and approves the salaries of all elected officers, including those of the executive officers named in the Summary Compensation Table which follows this report. The Compensation Committee is responsible for administering all other elements of executive compensation, including annual incentive awards and stock option grants under the Company's Option Plan for executive officers and other key employees.

GENERAL COMPENSATION GOALS

The design and implementation of all executive compensation arrangements are based on certain goals derived from Company values, business strategy and management requirements. These goals may be summarized as follows:

     o Pay competitive salaries to attract, retain and motivate a highly competent executive team essential to the long-term success of the Company;

     o Tie an individual's total compensation to individual and profit center performance and the financial success of the Company;

     o Reward executives for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company; and

     o  Align executives' financial interests with stockholder value.

FACTORS

Several of the more important factors which were considered in establishing the components of each executive officer's compensation package for the 1999 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation goals indicated above.

BASE SALARIES. Base salaries are targeted to be moderate yet competitive in relation to salaries commanded by those in similar positions with other companies in the same industry. The base salary for each executive officer is reviewed annually and is set on the basis of personal performance, the relative importance of the functions the officer performs, the scope of the officer's ongoing responsibilities, the salary levels in effect for comparable positions with the Company's principal competitors, and internal equity considerations. The weight given to each of these factors varies from individual to individual.

ANNUAL INCENTIVE AWARDS. Although the Company has a March 31 fiscal year end, it has calendar year budgets and annual incentive plans which are based on the calendar year. Incentive awards to the Chief Executive Officer and the other Named Executive Officers are shown in the "Bonus" column of the Summary Compensation Table, which follows this report. Annual bonuses are designed to reward personal contributions to the success of the Company and are earned under a structured formula that considers the following factors:

Company Profit Center Financial Performance

Each profit center of the Company submits a proposed annual operating budget including annual profit goals for review of and approval by the Chief Executive Officer of the Company in conjunction with ratification by the Committee. At the end of the calendar year, the Compensation Committee evaluates actual financial

-----------------
*The material in this report is not "soliciting material", is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 Act, as amended ("1993 Act"), or the 1934 Act.

performance against these targets. The resulting performance evaluation dictates whether an increase or decrease in an executive's "normal" incentive compensation award is granted. For executive officers with operations responsibilities, the annual incentive award can range from zero to 30% of base salary depending upon performance as compared to budget. For executive officers with corporate staff responsibilities, such awards are based upon departmental objectives.

Individual Performance

Each executive's personal performance is measured against individual goals ("MBO's") established for that person on an annual basis. Leadership, planning, management and innovation are considered in addition to goal achievement, and the weight assigned to each of these factors will vary from individual to individual. The maximum amount that any executive may earn based on the MBO element is 5% of base salary, with full achievement of MBO's resulting in a 75% payout and increasing up to 100% payout for achievement exceeding established MBO's. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award.

Discretionary Awards

The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses based on a percentage of base salary.

STOCK OPTIONS. Stock option grants accomplish the third and fourth compensation objectives: to motivate executive officers to manage the business, to improve long-term Company performance and to align the interests of executive officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of the Company's outstanding shares appreciates, thereby aligning a substantial part of the executive officer's compensation package with the return realized by the stockholders. The option generally vests over a period of four years, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the officer remains employed by the Company and the market price of the underlying shares appreciates over the option term. The size of the option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term. The Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and the officer's existing holdings of unvested options. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The annual base salary for the Company's Chief Executive Officer, Mr. Clemons, was established on January 26, 1988, when the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his then-current salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

Section 162(m) of the Code generally disallows a tax deduction to publicly-held corporations for compensation exceeding $1.0 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for fiscal 1998 did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1998 will exceed that limit. The Company's Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under the Option Plan will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1.0 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1.0 million level.

                                                   COMPENSATION COMMITTEE

                                                   Steven J. Hamerslag
                                                   R. Judd Jessup
                                                   Jeffrey J. Michael

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Michael is a member of the Compensation Committee, is the President and Chief Executive Officer of ENStar, a beneficial owner of more than 10% of the Company's outstanding Common Stock. No member of the Compensation Committee is a former or current officer of the Company.

STOCK PERFORMANCE GRAPH*

The graph depicted below shows the Company's stock price at March 31, 1994 assuming an initial investment of $100 and at March 31, 1995, 1996, 1997, 1998, and 1999 the Standard and Poor's 500 index ("S&P 500") and the Nasdaq Health Services Index over the same period. The data depicted on the graph are as set forth in the chart below the graph. An initial investment of $100 in the peer group on March 31, 1994 would be $137.73 as of March 31, 1999.


                           [STOCK PERFORMANCE GRAPH*]

                          March 31,         March 31,         March 31,      March 31,      March 31,     March 31,
                            1994              1995              1996           1997           1998          1999
                          ---------         ---------         ---------      ---------      ---------     ---------
CorVel Corporation         100.00            122.83            152.17         108.70         172.83        155.43

Peer Group                 100.00            137.96            230.57         134.66         211.44        137.73

Nasdaq                     100.00            115.35            139.25         124.49         149.04        103.21
Health Services Index

Companies in the Peer Group are as follows: Concentra Managed Care, Core, Inc, First Health Group Corp., Health Risk Management, Medical Control, Inc., ABR Information Services, HNC Software Inc., Healthplan Services Corp.

----------------
*The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other executive officers whose total cash salary and bonus for fiscal year 1999 exceeded $100,000 (the "Named Executive Officers") for the three fiscal years ended March 31, 1997, 1998, and 1999. No other executive officer who would otherwise have been included in such table on the basis of salary and bonus earned for the 1999 fiscal year resigned or terminated employment during fiscal year 1999.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                             ------------------------   ------------------------------------
      NAME OF INDIVIDUAL         FISCAL                                    SECURITIES           ALL OTHER
    AND PRINCIPAL POSITION        YEAR       SALARY(1)         BONUS    UNDERLYING OPTIONS   COMPENSATION(2)
    ----------------------       ------      ---------        -------   ------------------   ---------------
V. GORDON CLEMONS . . . .         1999        $250,000          $ -             -                $   890
   Chief Executive Officer        1998        $250,000          $ -             -                $ 1,079
                                  1997        $250,000          $ -             -                $   926
DANIEL H. DAVIS . . . . . . .
   Vice President, Marketing      1999        $174,500        $40,020        $ 3,000             $ 1,273
   & Business Development         1998        $167,666        $33,175           -                $ 1,597
                                  1997        $163,020        $27,500        $67,000             $   676
LOUIS E. SILVERMAN . . . .
   Chief Operations               1999        $183,750        $66,065        $21,000             $   817
    Officer                       1998        $176,666        $39,281        $19,000             $   809
                                  1997        $165,833        $15,000        $39,000             $   711

-----------------
(1) Includes employee contributions to the Company's 401(k) Plan.

(2) "All Other Compensation" represents amounts contributed by the Company to the Company's 401(k) Plan which match the Named Executive Officer's deferred contribution to such Plan and annual premiums paid by the Company on behalf of each Named Executive Officer for the purchase of group term life insurance in an amount equal to such executive officer's annual salary as follows:

                                                                                           COMPANY-PAID
                                                                 401(K) COMPANY           LIFE INSURANCE
                                           FISCAL YEAR           CONTRIBUTIONS               PREMIUMS
                                           -----------           --------------           --------------
       V. GORDON CLEMONS ................      1999                 $  500                    $ 390
                                               1998                 $  683                    $ 396
                                               1997                 $  530                    $ 396

       DANIEL H. DAVIS ..................      1999                 $1,000                    $ 273
                                               1998                 $1,297                    $ 300
                                               1997                 $  424                    $ 252

       LOUIS E. SILVERMAN ...............      1999                 $  528                    $ 289
                                               1998                 $  533                    $ 276
                                               1997                 $  579                    $ 132

STOCK OPTIONS

The following table provides information with respect to stock option grants made during fiscal year 1999 to the Named Executive Officers. No options were granted during such fiscal year to the Chief Executive Officer. Except for the limited stock appreciation rights described in footnote 1 below the table, no stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                   NUMBER OF                                                                         VALUE AT ASSUMED
                  SECURITIES                 PERCENT OF TOTAL    AVERAGE                        ANNUAL RATE OF STOCK PRICE
                  UNDERLYING                 OPTIONS GRANTED   EXERCISE OR                      APPRECIATION FOR OPTION TERM
                    OPTIONS       GRANT      TO EMPLOYEES IN    BASE PRICE     EXPIRATION       -----------------------------
NAME              GRANTED(1)      DATE       FISCAL YEAR(2)    ($/SHARE)(3)       DATE            5%(4)             10%(4)
----              ----------     --------    ----------------  ------------    -----------      ----------        -----------
DANIEL H. DAVIS      3,000       02/05/98         1.46%           $18.000       02/05/04        $14,919.20        $ 32,967.54

LOUIS E.             5,000       05/07/98         2.44%           $17.810       05/07/03        $24,606.33        $ 54,373.55
SILVERMAN            5,000       08/07/98         2.44%           $18.000       08/07/03        $24,865.34        $ 54,945.90
                     6,000       11/11/98         2.92%           $18.750       11/11/03        $31,081.68        $ 68,682.38
                     5,000       02/05/99         2.44%           $18.000       02/05/04        $24,865.34        $ 54,945.90

---------------------
(1) Each Option has been adjusted to reflect the Stock Split described in footnote no. 1 in the Principal Stockholders table. Each Option will become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments. To the extent not already exercisable, the options generally become exercisable upon a sale of assets, a merger or consolidation pursuant to which either (i) the Company does not survive or (ii) ownership of more than 50% of the voting power of the Company's stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. The options are also subject to "limited stock appreciation rights" pursuant to which the options, to the extent exercisable and outstanding for at least six months at the time of certain hostile tender offers in which more than 50% of the shares acquired are acquired from parties other than directors and executive officers of the Company, will automatically be canceled in return for a cash payment to the optionee based upon the tender-offer price of the Common Stock subject to that option. Each option has a maximum term of five years subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(2) The Company granted options to purchase a total of 205,300 shares of Common Stock during fiscal year 1999.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income tax liability incurred by the optionee in connection with such exercise. The Plan Administrator has the discretionary authority to reprice outstanding options under the Option Plan through the cancellation of those options and the grants of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(4) These gains are based on annual compounded rates of growth of stock price mandated by the SEC of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent the Company's estimate or projection of future Common Stock prices. There is no assurance that the values that may be realized by a Named Executive Officer on exercise of his options or any other holder of the Company's Common Stock will be at or near the value estimated in the foregoing table.

STOCK OPTION EXERCISES AND HOLDINGS

The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the 1999 fiscal year and unexercised options held as of the end of such fiscal year. No stock appreciation rights were exercised during the 1999 fiscal year and except for the limited stock appreciation rights described in footnote 1 to the table above, no stock appreciation rights were outstanding at the end of such fiscal year. Mr. Clemons did not exercise any options during the 1999 fiscal year and did not hold any unexercised options as of the end of such fiscal year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                               NET VALUE OF UNEXERCISED IN-THE-MONEY
                                                             NUMBER OF SECURITIES UNDERLYING    OPTIONS AT FISCAL YEAR-END (MARKET
                                           VALUE REALIZED     UNEXERCISED OPTIONS AT FISCAL      PRICE OF SHARES AT FISCAL YEAR-END
                          NO. OF SHARES    (MARKET PRICE            YEAR-END 1999(1)               ($35.75) LESS EXERCISE PRICE)
                           ACQUIRED ON    AT EXERCISE LESS   --------------------------------  -------------------------------------
NAME                       EXERCISE (1)    EXERCISE PRICE)   EXERCISABLE        UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                      -------------   ---------------    -----------        -------------      -----------       -------------
DANIEL H. DAVIS .........     23,000         $197,900          33,604              51,396           $190,982             $209,080

LOUIS E. SILVERMAN.......     20,000         $158,733          44,582              55,418           $172,758             $ 90,616

----------------
(1) The number of shares has been adjusted to reflect the Stock Split described in footnote no.1 in the Principal Stockholders table.

EMPLOYMENT AGREEMENTS

On January 26, 1988, the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his then current salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period.

                              CERTAIN TRANSACTIONS

INDEMNIFICATION AGREEMENT

In connection with the Company's initial public offering of its Common Stock, the Company agreed to indemnify North Star against certain liabilities in connection with the offering, including liabilities under the 1933 Act.

SHAREHOLDER RIGHTS AGREEMENT

In February 1997, the Company's Board adopted a Shareholder Rights Plan similar to that adopted by numerous other public companies. Among other things, the Plan provides for a divided distribution to the Company stockholders of one preferred stock purchase "Right" for each outstanding share of Company common stock. The Rights are designed to assure that all stockholders receive fair and equal treatment in the event of a proposed takeover of the Company and to encourage a potential acquirer to negotiate with the Board prior to attempting a takeover. Each Right has an exercise price of $62.50 per Right, subject to subsequent adjustment. The Rights were distributed to holders of the Company's common stock of record as of February 28, 1997, as a dividend and will expire unless earlier redeemed, February 10, 2007.

STOCK REPURCHASE PROGRAM

In August 1996, the Company's Board authorized the Company to begin a repurchase program to acquire up to 200,000 shares annually of its Common Stock, which represented approximately 2% of its outstanding shares. The shares are purchased from time to time at prevailing market prices through open market or unsolicited negotiated transactions, depending upon market conditions.

In January 1997, the Company repurchased 400,000 shares of its Common Stock from ENStar subject to a registration statement filed with the Securities and Exchange Commission by North Star. In March 1997, August 1997 and May 1998, the Company's Board approved expansions of 400,000 shares, 600,000 shares and 500,000 shares, respectively, increasing the total number of shares approved for repurchase under the stock repurchase plan to 2,200,000 shares. Of that total, 409,120 shares remain as approved for repurchase. Since the beginning of this plan, CorVel has repurchased approximately 1,790,880 Common Shares, equal to 18% of its outstanding stock.

       ANNUAL REPORT AND STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

A copy of the Annual Report of the Company for the fiscal year ended March 31, 1999 has been mailed concurrently with this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement, is not considered "soliciting material", is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

A stockholder who intends to present a proposal at the Company's 2000 Annual Meeting of Stockholders must submit such proposal to the Company for inclusion in the Company's 2000 Proxy Statement and proxy card relating to such meeting not later than March 3, 2000. Stockholder proposals must be mailed to the Company's principal office at 2010 Main Street, Suite 1020, Irvine, California 92614, Attention: Secretary.

                              COSTS OF SOLICITATION

Proxies will be solicited by mail and by telephone by regular employees of the Company without additional remuneration. The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company's proxy materials to beneficial owners of the Common Stock. All costs associated with the solicitation of proxies will be borne by the Company. Proxies in the accompanying form which are properly executed, duly returned to the Company's management and not subsequently revoked will be voted as specified thereon.

                        ADDITIONAL INFORMATION AVAILABLE

THE COMPANY FILES AN ANNUAL REPORT ON FORM 10K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT, WITHOUT CHARGE, BY WRITING TO THE COMPANY'S SECRETARY.


                                             By Order of the Board of Directors
                                             Richard J. Schweppe
                                             Secretary

July 1, 1999
Irvine, California

PROXY                         CORVEL CORPORATION
                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 5, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 5, 1999 and the accompanying Proxy Statement, and appoints V. Gordon Clemons and Jeffrey J. Michael, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of CorVel Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of CorVel Corporation to be held at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 5, 1999 at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the following manner:

1.  To elect the following directors to serve for a term of one year.

     V. Gordon Clemons           FOR [ ]             WITHHOLDING AUTHORITY [ ]
     Peter E. Flynn              FOR [ ]             WITHHOLDING AUTHORITY [ ]
     Steven J. Hamerslag         FOR [ ]             WITHHOLDING AUTHORITY [ ]
     R. Judd Jessup              FOR [ ]             WITHHOLDING AUTHORITY [ ]
     Jeffrey J. Michael          FOR [ ]             WITHHOLDING AUTHORITY [ ]

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 1999.

              FOR [ ]             AGAINST [ ]            ABSTAIN [ ]

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AND THE PROPOSALS SET FORTH ABOVE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR PROPOSAL 2 IF NO SPECIFICATION IS MADE.

                                                 Dated:_________________________


                                                 _______________________________
                                                 (Print name(s) as it (they)
                                                 appear(s) on certificate)


                                                 _______________________________
                                                 (Authorized Signature(s))
                                                 Please print the name(s)
                                                 appearing on each share
                                                 certificate(s) over which you
                                                 have voting authority.

  PLEASE RETURN YOUR EXECUTED PROXY TO U.S. STOCK TRANSFER CORPORATION IN THE
              ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.